Exhibit 16.1

August 24, 2020

Securities and Exchange Commission

100 F Street, Northeast

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Innodata Inc. which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report for the month of August 2020. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP